EXHIBIT I
GPU, Inc. (70-7926)


         GPU, Inc. ("GPU"), 100 Interpace Parkway, Parsippany, New Jersey 07054,

a registered  holding  company,  and its  public-utility  subsidiary  companies,

Jersey  Central Power & Light Company  ("JCP&L"),  Metropolitan  Edison  Company

("Met-Ed")and  Pennsylvania Electric Company ("Penelec"),  2800 Pottsville Pike,

Reading,  Pennsylvania 19640 (collectively,  the "GPU Companies"),  have filed a post-effective  amendment  under Sections 6(a) and 7 of the Act and Rules 53 and

54 thereunder to their Declaration on Form U-1.



         By Order dated October 26, 1994 (HCAR No. 35-26150) (the "Order"),  the

Commission,  among other things, authorized (1) the GPU Companies to issue, sell and renew from time to time through December 31, 1997 their respective unsecured promissory notes  ("Unsecured  Promissory  Notes"),  maturing not more than nine

months  after   issuance,   to  various   commercial   banks  pursuant  to  loan

participation  arrangements  and informal lines of credit ("Lines of Credit") in amounts up to the  limitations  on  short-term  indebtedness  contained in their respective  charters,  and in the case of GPU,  up to $200  million;  (2) JCP&L,

Met-Ed and Penelec to issue and sell from time to time through December 31, 1997 their unsecured short-term promissory notes as commercial paper ("Commercial

Paper") in amounts up to the limits  permitted by their respective charters;

(3) the GPU Companies to issue,  sell and renew unsecured  promissory notes to lenders other than  commercial  banks,  insurance  companies or similar institutions  ("Other  Short-Term Debt") from time to time through


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December 31, 1997 in amounts up to the  limitations on short-term  indebtedness contained in their respective  charters and, in the case of GPU, $200 million and (4) the GPU Companies to issue,  sell and renew  unsecured  promissory notes  pursuant to a revolving credit agreement  ("Credit  Agreement") up to

$250 million and, in the case of GPU, $200 million  (Borrowings  under Lines of

Credit,  Commercial Paper and  Other  Short-Term  Debt  are   collectively

referred  to  as  "Short-Term Borrowings").



         By  Supplemental  Order  dated July 17, 1996 (HCAR No.  35-26544)  (the

"Supplemental  Order"),  the Commission,  among other things, (1) authorized the

GPU Companies to enter into an Amended and Restated Credit Agreement  ("Restated

Credit Agreement") which permits borrowings  thereunder through May 6, 2001, and

(2)  increased  the  amount  which  GPU may  borrow  under the  Restated  Credit

Agreement and Short-Term Borrowings to $250 million.



         Since the authorization pursuant to the Order and Supplemental Order to issue,  sell and renew Short-Term  Borrowings  expires on December 31, 1997, the

GPU  Companies  request that the period  during  which they may issue,  sell and renew  Short-Term  Borrowings  be extended to December  31,  2000.  In all other respects, the transactions remain as described in the Declaration, as amended.



         Interested  persons  wishing  to  comment  or  request a hearing on the




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post-effective  amendment  should  submit their views in writing by December 12,

1997, to the Secretary,  Securities and Exchange  Commission,  Washington,  D.C.

20549,  and serve a copy on the  declarants  at the addresses  specified  above.

Proof  of  service  (by  affidavit  or,  in  case  of an  attorney  at  law,  by certificate)  should be filed with the  request.  Any request for hearing  shall identify  specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the post-effective amendment, as filed or as amended, may be permitted to become effective.





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